Exhibit 99.1
ADVENTRX PHARMACEUTICALS ANNOUNCES FINANCING
SAN DIEGO – January 4, 2010 – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) announced today that it has signed agreements to purchase shares of its Series E convertible preferred stock pursuant to a registered direct offering to institutional investors, representing gross proceeds to ADVENTRX of approximately $19,000,000. ADVENTRX plans to use the net proceeds from the offering to fund activities relating to the commercial launch of ANX-530, including acquiring or developing sales, marketing and distribution capabilities and the associated regulatory compliance infrastructure, and to continue the development of ANX-514 in the United States, and for general corporate purposes.
The convertible preferred stock is convertible into shares of ADVENTRX’s common stock at the option of the investors at a conversion price of $0.38115 per share and will accrue a 3.73344597664961% cumulative dividend until January 7, 2015. If the convertible preferred stock is converted at any time prior to January 7, 2015, ADVENTRX will pay the holder an amount equal to the total dividend that would accrue on the convertible preferred stock from the conversion date through January 7, 2015, or $186.67 per $1,000 stated value of convertible preferred stock converted, less any dividend payments made with respect to the converted convertible preferred stock. Approximately $3.5 million of the gross proceeds will be placed in an escrow account, which amounts will be released to make the dividend and other payments described above.
The investors also will receive warrants to purchase an aggregate of 12,462,285 shares of ADVENTRX’s common stock. The warrants will have an exercise price of $0.3499 per share and are exercisable at any time after the closing of the transaction and before the thirty (30) month anniversary of the initial exercise date. The closing of the offering is expected to take place on or before January 7, 2010, subject to the satisfaction of customary closing conditions.
The convertible preferred stock and warrants are being offered by ADVENTRX pursuant to an effective registration statement(s) on Form S-3 filed with the Securities and Exchange Commission (“SEC”). A prospectus relating to the offering will be filed with the SEC. Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM), acted as the exclusive placement agent for the transaction.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities may only be offered by means of a prospectus. Copies of the prospectus can be obtained directly from Rodman & Renshaw, LLC at 1251 Avenue of the Americas, 20th Floor, New York, NY 10020, or from the SEC’s website at www.sec.gov.
About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a specialty pharmaceutical company whose product candidates are designed to improve the performance of existing cancer treatments by addressing limitations associated principally with their safety and use. More information can be found on the Company’s web site at www.adventrx.com.
Forward Looking Statement
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the potential for regulatory authorities to require additional preclinical work and/or clinical activities to support regulatory filings; the risk the FDA will determine that ANX-530 and Navelbine® are not bioequivalent or for the FDA to require additional preclinical work and/or clinical activities to support the acceptance or approval of an ANX-530 NDA; the risk that changes made in transferring the manufacturing process for ANX-530 may result in a lack of comparability between the commercial product and the material used in clinical trials, and that FDA may require ADVENTRX to perform additional non-clinical or clinical studies; difficulties or delays in manufacturing, obtaining regulatory approval for and marketing ANX-530, including validating commercial manufacturers and suppliers; the risk that ADVENTRX’s common stock will be delisted by the NYSE Amex, including as a result of failing to comply with applicable stockholder approval requirements or failing to maintain sufficient stockholders’ equity or a sufficient stock price; the risk that the provisions of Delaware General Corporation Law will prohibit ADVENTRX from making the cumulative dividend and other payments due its Series E convertible preferred stock (or to the holders thereof), which may be a breach of its certificate of incorporation or other contractual obligations and expose ADVENTRX to corresponding liability; the risk that the performance of third parties on whom ADVENTRX relies to conduct its studies or evaluate the data may be substandard, or they may fail to perform as expected; and other risks and uncertainties more fully described in ADVENTRX’s press releases and in the prospectus relating to this offering, which will be filed with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement as set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Company Contact:	Investor Contact:
ADVENTRX Pharmaceuticals	Lippert/Heilshorn & Associates, Inc.
Brian Culley, Principal Executive Officer	Don Markley (dmarkley@lhai.com)
858-552-0866	310-691-7100
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